UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A

                                 Amendment No. 4

                    Under the Securities Exchange Act of 1934


                         ICF KAISER INTERNATIONAL, INC.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                   449244 10 2
                                 (CUSIP Number)

                            RICHARD S. BORISOFF, ESQ.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                          New York, New York 10019-6064
                            Tel. No.: (212) 373-3000
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                December 30, 1996
                     (Date of Event which Requires Filing of
                                 this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].


                               Page 1 of 16 Pages

                                 SCHEDULE 13D



CUSIP NO.  449244 10 2                           PAGE    2   OF  16  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            EXOR America Inc. (I.R.S. No. 13-3680801)

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [ ]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON

            CO
----- ------------

                                 SCHEDULE 13D



CUSIP NO.  449244 10 2                           PAGE    3   OF  16  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            EXOR Western Inc. (I.R.S. No. 13-3788902)


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [ ]
                                                                         (B) [ ]



3     SEC USE ONLY


4     SOURCE OF FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]



6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            -0-

14    TYPE OF REPORTING PERSON

            CO
----- ------------

CUSIP NO.  449244 10 2                           PAGE    4   OF  16  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            FIMA Finance Management Inc. (no S.S. or I.R.S. Identification No.)

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [ ]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]



6     CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON

            CO
----- ------------

CUSIP NO.  449244 10 2                           PAGE    5   OF  16  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            EXOR Group S.A. (no S.S. or I.R.S. Identification No.)

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [ ]
                                                                         (B) [ ]



3     SEC USE ONLY


4     SOURCE OF FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]



6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Luxembourg

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON

            CO
----- ------------

CUSIP NO.  449244 10 2                           PAGE    6   OF  16  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Istituto Finanziario Industriale S.p.A. (no S.S. or I.R.S. Identification No.)


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [ ]
                                                                         (B) [ ]



3     SEC USE ONLY


4     SOURCE OF FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]



6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Italy

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON

            CO
----- ------------

CUSIP NO.  449244 10 2                           PAGE    7   OF  16  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Giovanni Agnelli & C. S.a.a. (no S.S. or I.R.S. Identification No.)

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [ ]
                                                                         (B) [ ]



3     SEC USE ONLY


4     SOURCE OF FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]



6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Italy

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON

            PN
----- ------------

CUSIP NO.  449244 10 2                           PAGE    8   OF  16  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Giovanni Agnelli (no S.S. or I.R.S. Identification No.)

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [ ]
                                                                         (B) [ ]



3     SEC USE ONLY


4     SOURCE OF FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]



6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Italy

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH


      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON

            IN
----- ------------

CUSIP NO.  449244 10 2                           PAGE    9   OF  16  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Umberto Agnelli (no S.S. or I.R.S. Identification No.)

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [ ]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Italy

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON

            IN
----- ------------

CUSIP NO.  449244 10 2                           PAGE    10   OF  16  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Carlo Camerana (no S.S. or I.R.S. Identification No.)

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [ ]
                                                                         (B) [ ]



3     SEC USE ONLY


4     SOURCE OF FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Italy

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON

            IN
----- ------------

CUSIP NO.  449244 10 2                           PAGE    11   OF  16  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Gianluigi Gabetti (S.S. No. ###-##-####)

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [ ]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Italy

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON

            IN
----- ------------

CUSIP NO.  449244 10 2                           PAGE    12   OF  16  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Gabriele Galateri (no S.S. or I.R.S. Identification No.)

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [ ]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]



6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Italy

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON

            IN
----- ------------

CUSIP NO.  449244 10 2                           PAGE    13   OF  16  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Cesare Romiti (no S.S. or I.R.S. Identification No.)

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [ ]
                                                                         (B) [ ]



3     SEC USE ONLY


4     SOURCE OF FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]



6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Italy

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON

            IN
----- ------------

                                                     Page   14   of  16 Pages


                        Amendment No. 4 to Schedule 13D
                        -------------------------------

           This Amendment No. 4 amends the Schedule 13D dated January 14, 1991, as amended by Amendment No. 1 thereto dated January 13, 1992 and further amended by Amendment No. 2 thereto dated January 14, 1994 and Amendment No. 3 thereto dated December 23, 1996 (the Schedule 13D, as amended by Amendments 1, 2 and 3 thereto shall be known as the "Schedule 13D") with respect to the Common Stock, par value $0.01 per share, of ICF Kaiser International, Inc., a Delaware corporation. Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Schedule 13D.


ITEM 1.    INTEREST IN SECURITIES OF THE ISSUER.

           Item 4 of the Schedule 13D is amended and restated in its entirety as follows:
           On December 30, 1996, pursuant to the Repurchase Agreement, Issuer purchased all of the outstanding shares of Series 2D Preferred Stock by wire transfer of immediately available funds in the amount of $20,162,500.00 and all of the Replacement Tranche 2 Warrants for a check in the amount of $10.00.
           As a result of the transaction described above, the Reporting Persons identified in this Schedule 13d no longer beneficially own the securities of the Issuer.

                                                 Page    15   of  16  Pages




                                  SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                                  FIMA FINANCE MANAGEMENT INC


                                  By:   /s/ Ernest Rubenstein
                                       ------------------------------
                                       Name: Ernest Rubenstein
                                       Title: Attorney-in Fact

                                  EXOR AMERICA INC.


                                  By:   /s/ G. Andrea Botta
                                       ------------------------------
                                       Name:  G. Andrea Botta
                                       Title: President

                                  EXOR WESTERN INC.


                                  By:  /s/ G. Andrea Botta
                                       ------------------------------
                                       Name: G. Andrea Botta
                                       Title: President

                                  EXOR GROUP S.A.


                                  By:  /s/ Ernest Rubenstein
                                       ------------------------------
                                       Name: Ernest Rubenstein
                                       Title: Attorney-in Fact

                                  ISTITUTO FINANZIARIO INDUSTRIALE
                                  S.p.A.


                                  By:   /s/ Ernest Rubenstein
                                       ------------------------------
                                       Name: Ernest Rubenstein
                                       Title: Attorney-in Fact

                                                 Page    16   of  16  Pages





                                  GIOVANNI AGNELLI & C.S.a.a.


                                  By:  /s/ Ernest Rubenstein
                                       ------------------------------
                                       Name: Ernest Rubenstein
                                       Title: Attorney-in Fact


                                        /s/ Ernest Rubenstein
                                       ------------------------------
                                       Giovanni Agnelli, by Ernest Rubenstein
                                       Attorney-in Fact


                                       /s/ Ernest Rubenstein
                                       ------------------------------
                                       Umberto Agnelli, by Ernest Rubenstein
                                       Attorney-in Fact


                                       /s/ Ernest Rubenstein
                                       ------------------------------
                                       Carlo Camerana, by Ernest Rubenstein
                                       Attorney-in Fact


                                        /s/ Ernest Rubenstein
                                       ------------------------------
                                       Gianluigi Gabetti, by Ernest Rubenstein
                                       Attorney-in Fact


                                       /s/ Ernest Rubenstein
                                       ------------------------------
                                       Gabriele Galateri, by Ernest Rubenstein
                                       Attorney-in Fact

                                       /s/ Ernest Rubenstein
                                       ------------------------------
                                       Cesare Romiti, by Ernest Rubenstein
                                       Attorney-in Fact

Date: December 30, 1996